UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2013

 Array BioPharma Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-16633	84-1460811
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

(303) 381-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
__	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
__	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
__	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 1.01    Entry into a Material Definitive Agreement.

Array entered into a Tenth Amendment to Loan and Security Agreement with Comerica Bank effective December 31, 2013 (the “Tenth Amendment”) amending certain provisions of the Loan and Security Agreement dated June 28, 2005 between Array and Comerica Bank (as amended, the “Loan Agreement”). The Tenth Amendment extended the maturity date of the term loan under the Loan Agreement to October 26, 2017 and extended the maturity date of the revolving line of credit under the Loan Agreement to June 9, 2015. The Tenth Amendment also modified the requirement that Array maintain certain minimum levels of cash, cash equivalents and marketable securities at Comerica Bank such that at all times when Array’s total cash, cash equivalents and marketable securities at Comerica Bank and certain outside approved accounts is less than $22 million, Array must maintain a balance of cash, cash equivalents and marketable securities at Comerica Bank of not less than the amount of all obligations of Array owing to Bank under the term loan under the Loan Agreement, which is currently approximately $14.6 million. The variable interest rate applicable to amounts outstanding under the term loan was also amended to reduce the margin above the prime rate of Comerica Bank to 0.00% if Array’s total cash, cash equivalents and marketable securities held at Comerica Bank is $10 million or more and 2.00% if such amount is less than $10 million. The Tenth Amendment also added a financial covenant requiring Array to maintain a ratio of not less than 1.25 to 1.00, calculated by dividing Array’s cash, cash equivalents and marketable securities, plus percentages of the respective values of eligible accounts, equipment and eligible inventory, by the amount owing by Array under the term loan and any other obligation to the Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2013	Array BioPharma Inc.

	By:	/s/ R. Michael Carruthers
R. Michael Carruthers
Chief Financial Officer

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